Exhibit 99.5

Exhibit 12.1

Regal Entertainment Group
Ratio of Earnings to Fixed Charges
(in millions, except ratios)

	Year Ended 12/30/2004		Year Ended 12/29/2005		Year Ended 12/28/2006		Year Ended 12/27/2007		Year Ended 1/1/2009
Pretax Income	$142.9		$152.3		$173.8		$601.5		$186.4
Fixed Charges
Interest Expense, net of capitalized interest	93.6		114.4		129.8		130.6		127.7
Interest Capitalized	—		0.7		0.8		1.2		0.7
Amortization of Debt Costs	5.2		5.2		5.6		6.1		7.0
One-third of Rent Expense	95.7		103.5		107.7		112.0		121.1
Total Fixed Charges	194.5		223.8		243.9		249.9		256.5
Earnings	337.4		376.1		417.7		851.4		442.9
Ratio of Earnings to Fixed Charges	1.7	x	1.7	x	1.7	x	3.4	x	1.7	x
Rent Expense	$287.0		$310.5		$323.2		$335.9		$363.3